Exhibit 10.10

BILLING AND COLLECTION AGREEMENT

This BILLING AND COLLECTION AGREEMENT (this “Agreement”) is entered into as of November 30, 2007 (the “Effective Date”), by and between Windstream Communications, Inc., a Delaware corporation (“WCI”), and Windstream Yellow Pages, Inc., an Ohio corporation (“Publisher”). Promptly after the date hereof, the Publisher will change its name to Local Insight Yellow Pages, Inc. WCI and Publisher are each sometimes referred to herein as a “Party” and together as the “Parties”. Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in Article I.

RECITALS

A. Windstream Corporation (“WIN”), Regatta Holding I, L.P., a Delaware limited partnership, Regatta Holding II, L.P., a Delaware limited partnership, Regatta Holding III, L.P., a Delaware limited partnership (each a “WCAS Sub” and together the “WCAS Subs”), Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership, Welsh, Carson, Anderson & Stowe IX, L.P., a Delaware limited partnership, and WCAS Capital Partners III, L.P., a Delaware limited partnership, have entered into that certain Share Exchange Agreement, dated as of December 12, 2006 (the “Share Exchange Agreement”), pursuant to which, as of the date hereof, the WCAS Subs have exchanged all the shares of common stock, par value $0.0001 per share, of WIN held by the WCAS Subs for all the shares of common stock, par value $0.01 per share, of Windstream Regatta Holdings, Inc., a Delaware corporation;

B. Section 2.1(c) of the Share Exchange Agreement provides for the execution of this Agreement at or prior to the Closing of the transactions contemplated thereby; and

C. Publisher desires to purchase, and WCI agrees to provide, the billing and collection services described in Exhibit A hereto (collectively, the “Billing and Collection Services”).

NOW, THEREFORE, in consideration of the mutual benefits accruing to each Party and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General Rules of Construction. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” and “includes” will be deemed to be followed by “but not limited to” and “but is not limited to”, respectively; (vii) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and (viii) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

Section 1.2 Definitions. The following definitions will apply within this Agreement:

(a) “ABEC” means the alternate billing entity code assigned by WCI for each of Publisher’s separate lines of business or separate directories, as required by WCI’s billing system.

(b) “Actual Bad Debt” has the meaning ascribed thereto in Section 6.4(a) hereof.

(c) “Adjustment(s)” means post-billing transactions issued by Publisher or WCI for the purposes of debiting or crediting lawfully billed charges on the End User bill, whether as to an individual charge or for combinations of charges.

(d) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person.

(e) “Agreement” has the meaning ascribed thereto in the Preamble hereto.

(f) “Audit” has the meaning ascribed thereto in Section 6.6(a) hereof.

(g) “Bad Debt” means an account receivable due from an End User arising from a Billing Transaction that remains unpaid as of the date that WCI ceases collection activities pursuant to Section 3.10; provided, however, that, in the event that the local telephone service of an End User is reconnected, only such portion of the End User’s account receivable as was unpaid at the time of reconnection shall, from such date forward, constitute Bad Debt unless and until such time as any additional portions of such End User’s account receivable remain unpaid as of any date that WCI next ceases collection activities pursuant to Section 3.10.

(h) “Bad Debt Allowance” has the meaning ascribed thereto in Section 6.1 hereof.

(i) “Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), as amended from time to time, and any successor statute.

(j) “Billing and Collection Services” has the meaning ascribed thereto in the Recitals hereto.

(k) “Billing Cost” has the meaning ascribed thereto in Section 6.1 hereof.

(l) “Billing Information” has the meaning ascribed thereto in Section 5.9 hereof.

(m) “Billing Transaction” means a Publisher-originated charge-type transaction that results in an End User being billed for Publishing Services within the WCI-shared bill.

(n) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required or authorized by Law to remain closed.

(o) “Change of Control” means: (i) an acquisition by any Person or group of Persons of the voting stock of the referenced Person in a transaction or series of transactions, if immediately thereafter such acquiring Person or group has, or would have, beneficial ownership of more than 50% of the combined voting power of the referenced Person’s then outstanding voting stock, including any such acquisition by way of a merger, consolidation or reorganization (including under the Bankruptcy Code), or series of such related transactions, involving the referenced Person; (ii) a sale, assignment or other transfer of all or substantially all of the referenced Person’s assets; or (iii) a confirmation of any plan of reorganization or liquidation under, or sale of assets pursuant to, the Bankruptcy Code, any out-of-court recapitalization or reorganization transaction or exchange offer, in any case in which more than fifty percent (50%) of such Person’s outstanding equity securities are issued in exchange for all or a significant portion of such Person’s outstanding debt or other securities, or a deed in lieu of foreclosure or any other remedy or right at law or contract by which substantially all of such Person’s equity securities or assets are surrendered, assigned or otherwise transferred to another Person.

(p) “Confidential Information” means information disclosed by one Party to the other in the course of the performance of the Parties’ respective obligations or exercise of the Parties’ respective rights under this Agreement.

(q) “Custom Request Work” has the meaning ascribed thereto in Section 4.2 hereof.

(r) “Developmental Charge” has the meaning ascribed thereto in Section 4.2 hereof.

(s) “Directory Advertising” means Publisher’s foreign and local White Page advertising, Yellow Page advertising and other related Publishing Services agreed upon in writing by the Parties.

(t) “Effective Date” has the meaning ascribed thereto in the Preamble hereto.

(u) “End User” means a consumer that: (i) utilizes or subscribes to Publishing Services. and (ii) has an active account for local telephone service with WCI.

(v) “Force Majeure Condition” has the meaning ascribed thereto in Section 14.1 hereof.

(w) “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(x) “Holiday” has the meaning ascribed thereto in Section 6.2(b) hereof.

(y) “Initial Term” has the meaning ascribed thereto in Section 12.1 hereof.

(z) “Invoice” has the meaning ascribed thereto in Section 6.2 hereof.

(aa) “Laws” means all laws, statutes, ordinances, rules, regulations and orders of any Governmental Entity.

(bb) “Licensed Property” has the meaning ascribed thereto in Section 5.9 hereof.

(cc) “L.M. Berry Contract” has the meaning ascribed thereto in Section 11.1 hereof

(dd) “Losses” has the meaning ascribed thereto in Section 9.1 hereof.

(ee) “Operating Procedures” means the operating procedures set forth in Exhibit A hereto.

(ff) “Page” means the section of the WCI-shared bill where a Publisher’s Billing Transaction is printed, which for purposes of this Agreement is not the same as an actual sheet of bill paper stock, and which may take on different characteristics depending on the bill format, as described below:

1. Quad Formatted Bills (utilized for the majority of residence and small business accounts) provide for a single sheet of paper stock to be separated into four Pages, also known as Quadrants, with two Pages/Quadrants printed on each side of the paper.

2. Non-Quad Formatted Bills (utilized for large business accounts and “held-type” bills among others) provide for a single Page to be printed on either one full side of the bill paper stock or, in some cases, both full sides of the bill paper stock.

(gg) “Party” and “Parties” have the meanings ascribed thereto in the Preamble hereto.

(hh) “Payment Date” has the meaning ascribed thereto in Section 6.3 hereof.

(ii) “Person” means an association, corporation, individual, partnership, limited liability company, trust or any other entity or organization, including a Governmental Entity.

(jj) “Potentially Unbilled Transaction” has the meaning ascribed thereto in Section 7.1 hereof.

(kk) “Publisher” has the meaning ascribed thereto in the Preamble hereto.

(ll) “Publisher Taxes” means (i) all state and local sales, use, value-added, gross receipts, foreign, privilege, utility, infrastructure maintenance, property, federal excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Publishing Services provided to End Users; and (ii) tax-related surcharges or fees that are related to the Publishing Services provided to End Users and authorized by applicable tariffs.

(mm) “Publishing Agreement” means that certain Publishing Agreement, dated the Effective Date, between WIN and Publisher.

(nn) “Publishing Services” has the meaning ascribed thereto in Section 2.1 hereof.

(oo) “Renewal Term” has the meaning ascribed thereto in Section 12.1 hereof.

(pp) “Services Areas” has the meaning ascribed thereto from time to time in the Publishing Agreement.

(qq) “Service Taxes” means (i) all state and local sales, use, value-added, gross receipts, foreign, privilege, utility, infrastructure maintenance, property, federal excise and similar levies, duties and other similar tax-like charges lawfully levied by a duly constituted taxing authority against or upon the Billing and Collection Services performed by WCI under this Agreement; and (ii) tax-related surcharges or fees that are related to the Billing and Collection Services performed by WCI under this Agreement and authorized by applicable tariffs.

(rr) “Share Exchange Agreement” has the meaning ascribed thereto in the Recitals hereto.

(ss) “Total Amount Due to Publisher” has the meaning ascribed thereto in Section 6.1 hereof.

(tt) “Unbillable” means those billing records, including Adjustments, which cannot be billed to an End User account.

(uu) “WCAS Subs” has the meaning set forth in the Recitals hereto.

(vv) “WCI” has the meaning ascribed thereto in the Preamble hereto.

(ww) “White Pages” means directories comprised of or containing alphabetical listings of subscribers having local exchange telephone service in the applicable geographic area.

(xx) “WIN” has the meaning ascribed thereto in the Recitals hereto.

(yy) “Yellow Pages” means directories comprised of or containing classified advertising.

ARTICLE II

PURPOSE

Section 2.1 Publishing Services. The purpose of this Agreement is to set forth the terms and conditions pursuant to which WCI will provide the Billing and Collection Services in support of Publisher’s business of publishing telephone directory products and services consisting principally of searchable (e.g., by alphabet letter or category) multiple telephone listings and classified advertisements that are delivered or otherwise made available to End Users in tangible media (e.g., paper directories, CD-ROM), electronic media (e.g., Internet) or digital media (e.g., PDA download), as conducted by Publisher on the Effective Date, or as may be approved by WCI from time to time pursuant to Section 5.2. Such products and services of Publisher will hereinafter be referred to collectively as “Publishing Services”.

Section 2.2 Billing of Publishing Services. WCI agrees to: (i) bill End User accounts for amounts due to Publisher in respect of Publishing Services within the Service Areas; (ii) provide the other Billing and Collection Services described herein; and (iii) remit to Publisher the amounts billed to End Users for such Publishing Services less the applicable Bad Debt Allowance and Billing Cost, all upon the terms and subject to the conditions set forth herein.

ARTICLE III

PROVISION OF BILLING AND COLLECTION SERVICES

Section 3.1 Agency; Ownership. WCI agrees and acknowledges that, subject to the various terms and conditions contained herein: (i) it is undertaking the various Billing and Collection Services with respect to Publisher’s properly submitted Publishing Service-related billing requests hereunder, as an agent for, and on behalf and for the benefit of, Publisher; and (ii) all right, title and interest in and to Publisher’s accounts receivable and all right to payment for Publishing Services rendered by Publisher and lawfully billed as charges on the WCI End User bill (including all collections and proceeds thereof) will continue to be owned by Publisher, except to the extent of any Bad Debt Allowance and Billing Cost or other payments due pursuant to Article VI hereof, in each case, which are properly deducted by WCI hereunder. The Parties agree that Publisher will exclusively and solely own all information of the End Users that is transmitted hereunder, together with all aggregated or generated data and compilations solely containing such information and generated hereunder (and such information will be subject to Article XIII), other than those components of such information provided to Publisher by WIN under that certain Publishing Agreement among WIN, the WCAS Subs and

Publisher, of even date herewith, as the same may be amended, modified or supplemented from time to time.

Section 3.2 Shared Bill. Billing and Collection Services provided under the terms of this Agreement are contingent upon a shared WCI End User bill in which WIN or its Affiliates are the provider of local telephone service (subject to the assignment provisions contained in Section 15.2 hereof). In no event shall WCI have any responsibility hereunder for the provision of Billing and Collection Services with respect to any End User that does not have an account with WCI.

Section 3.3 Format of Shared Bill. Except as otherwise provided herein, presentation of Billing Transactions and Publisher’s portion of the bill will be in WCI’s standard format, as in effect from time to time, including, but not limited to, logos, bill format, type of Billing Transactions, market messages and relationship to other sections within the same bill.

Section 3.4 Billing Rights’ Notice. On an annual basis, WCI will provide End Users with information relating to their billing rights for Publishing Services, in accordance with Federal Communications Commission, Federal Trade Commission and other applicable legal guidelines. Publisher will prepare such information and agrees to pay WCI the costs associated with providing End Users with such information.

Section 3.5 Billing Disclaimers. Publisher agrees that WCI, in the event required by Law, will print a disclaimer on Publisher’s portion of the bill that advises End Users that failure to pay for Publisher’s charges billed within the WCI-shared bill will not result in the disconnection of the End User’s local telephone service, in accordance with federal and state truth-in-billing regulatory rules, including, without limitation, those promulgated by the Federal Communications Commission from time to time relating specifically to telephone bills.

Section 3.6 Bill Mailing. For the purposes of this Agreement, if WCI prints a bill that includes a Billing Transaction that complies with Section 3.3, and deposits the bill with the United States Postal Service, it will be deemed to have “billed” the Billing Transaction contained on such bill.

Section 3.7 Billing Procedures. WCI shall bill each End User for Publishing Services (and taxes, to the extent such taxes are to be paid by such End User and identified by Publisher) sold by Publisher to such End User or placed by Publisher on behalf of such End User, on a monthly basis pursuant to the Operating Procedures. Publisher shall notify WCI as to the account number, amount and description of charges to be billed to End Users by WCI in the format described in and otherwise in accordance with the Operating Procedures. WCI shall as promptly as practicable notify Publisher in accordance with the Operating Procedures if any End User that Publisher has requested WCI to bill does not have an active account with WCI as of the date of any applicable invoice or is otherwise “Unbillable.”

Section 3.8 Billing Account Maintenance. WCI shall be responsible for the updating, storage and retention of all Billing Information. WCI shall have the primary responsibility to establish and maintain the End User master filed records for all Publisher billing records to such End User. If Publisher requests WCI to bill End Users on a basis other than monthly, WCI shall accommodate such request for such additional charges as may be mutually agreed by the parties.

Section 3.9 Lost Billing Information. If any Billing Information is determined to be lost, damaged or destroyed by WCI as a result of its preparation and mailing to End Users of bills hereunder, WCI shall use all commercially reasonable efforts to recover such Billing Information. If the lost Billing Information cannot be recovered through the mutual efforts of the Parties (including via retransmission or re-sending by Publisher pursuant to Section 5.13), WCI shall, if reasonably practicable, estimate the billing records and associated revenues for purposes of any rebilling under Section 7.2, subject to Publisher’s prior review and approval of the amount billed.

Section 3.10 Collection Activities. All collection efforts with respect to amounts owing from End Users with respect to Publishing Services will be the sole responsibility of WCI; provided, however, that WCI shall have no further responsibility with respect to the collection of amounts owing from an End User with respect to Publishing Services (a) if WIN or its Affiliates has written off the account balances owed by such End User to WIN or its Affiliates due to non-payment or for any other reason or (b) to the extent agreed upon from time to time by the Parties. WCI shall send a semi-monthly notice to Publisher, on or about the 15th and the last day of each month, indicating those End Users whose account balances have been written off in the preceding period and for whom collection efforts have accordingly ceased. In the event that WIN or its Affiliates reconnect the local telephone service of an End User whose account balances were previously written off under clause (a), WCI shall recommence the Billing and Collection Services with respect to such End User (it being understood that in such situation, WCI will not be obligated to collect amounts previously written off, but will be obligated to bill for and collect amounts owing with respect to additional Publishing Services provided following the date such End User’s local telephone service is reconnected).

Section 3.11 Collection Procedures. In collecting amounts due with respect to Publishing Services: (i) WCI shall apply the then-current procedures that WCI uses with respect to its own collection efforts and (ii) shall maintain separate accounts receivable and payment records with regard to the Publishing Services.

ARTICLE IV

DEVELOPMENTAL CHARGE(S)

Section 4.1 Set-Up Charges. Publisher acknowledges and agrees that it is responsible for paying the initial set-up costs for the implementation of each ABEC.

Section 4.2 Custom Request Work; Developmental Charges. Publisher may from time to time request that WCI develop one or more additional billing identifiers or other billing services (“Custom Request Work”). Subject to an agreement on terms and prices as contemplated in the next sentence, WCI will use, and will cause each of its Affiliates to use, its reasonable best efforts to accommodate any reasonable request by Publisher to develop Custom Request Work. Any such Custom Request Work shall be provided on such terms and at such prices (each, a “Developmental Charge”) as may be mutually agreed by the parties. All Developmental Charges will be due and payable to WCI in advance within thirty (30) days after WCI has agreed to implement the request.

ARTICLE V

RESPONSIBILITIES OF PUBLISHER

Section 5.1 Billing Codes. Publisher will utilize uniquely designated ABECs assigned by WCI for purposes of billing Publishing Services.

Section 5.2 Additional Publishing Services. Prior to submitting any new Publishing Services for billing as part of the Billing and Collection Services, Publisher agrees to prepare and submit to WCI a letter formally requesting the inclusion of such Publishing Services for billing as part of the Billing Agreement, together with such additional documentation and information as WCI may reasonably request, which may include marketing materials, program descriptions and content materials. In no event shall the Billing and Collection Services extend to any new Publishing Services unless and until approved by WCI in its sole discretion.

Section 5.3 Billing Transaction Representation. For Billing Transactions submitted to WCI for billing, Publisher will provide, as part of such Billing Transaction, pertinent data for presentation on the End User bill with the appropriate level of detail to ensure that the presentation of the charge/credit on the bill is a true representation of the transaction in all material respects. Without limiting Publisher’s obligations as set forth in the previous sentence, for each Billing Transaction submitted to WCI for billing, Publisher will provide the following information to ensure the presentation of the charge/credit on the bill is a true representation of the transaction with respect thereto: (1) service descriptions and/or program names; (2) transaction date; (3) total amount of the transaction, including appropriate tax(es); and (4) duration of the transaction for time-sensitive billing. Publisher will ensure that each Billing Transaction is coded with the correct directory ABEC, in order that WCI may correctly allocate End User’s remittances to the proper ABECs. Further, at the reasonable request of WCI, Publisher agrees to provide WCI with billing details that validate that the transaction was actually initiated and authorized by the End User.

Section 5.4 Applicable Taxes. Publisher agrees to submit Billing Transactions to WCI with any appropriate Publisher Taxes: (1) combined “bundled” with the Publishing Service charge or (2) as a separate Billing Transaction amount, in either case to the extent permitted by applicable Law. Further, Publisher will have the responsibility of setting the appropriate tax exemption indicator correctly within each Billing Transaction. It shall be the sole and exclusive obligation of Publisher to timely remit to the proper taxing authorities all Publisher Taxes charged to End Users for Publishing Services pursuant to Article X herein.

Section 5.5 Billing Inquiries. In the event that an End User makes an inquiry or complaint regarding the Publishing Services: (i) if the inquiry or complaint is made to WCI by an End User, WCI will use commercially reasonable efforts to (A) resolve inquiries regarding Billing Transactions, to the extent reasonably practicable to do so with the information available to WCI, (B) provide the End User with Publisher’s contact information in the case of inquiries regarding Billing Transactions that WCI cannot resolve pursuant to clause (A) above and any other inquiries relating to Publishing Services, and (C) refer complaints regarding Billing Transactions to Publisher; and (ii) Publisher shall have the responsibility for responding to queries and complaints regarding Billing Transactions and Publishing Services (A) referred to Publisher by WCI or (B) made to Publisher by an End User. Each Party will use commercially reasonable efforts to: (i) promptly and efficiently respond to and resolve End User billing inquiries and complaints for which it is responsible pursuant to the preceding sentence, including providing toll-free access to Publisher-service locations and adequate facilities and personnel to handle such inquiries and (ii) act honestly and fairly in all dealings with End Users. In addition, Publisher will use commercially reasonable efforts at all times to not intentionally do anything reasonably likely to discredit, dishonor or in any manner injure the reputation of WIN, WCI or the Billing and Collection Services covered by this Agreement and the quality image associated with WIN, WCI or such Billing and Collection Services.

Section 5.6 Dated Transactions. Publisher will exercise commercially reasonable efforts to submit to WCI any Billing Transactions as soon as practicable but in any event not more than ninety (90) days after the date on which the transaction occurred. WCI reserves the right to reject and return any such Billing Transactions to Publisher as Unbillable.

Section 5.7 Public Access Lines. Publisher will exercise commercially reasonable efforts not to submit Billing Transactions to WCI for billing on public access line accounts. WCI reserves the right to reject and return any such Billing Transactions to Publisher as Unbillable.

Section 5.8 Tradename and Logo. Publisher grants WCI a non-transferable (except pursuant to Section 15.2), revocable (solely in connection with the expiration or termination of this Agreement), royalty-free license to use Publisher’s tradename and logo (the “Licensed Property”) in connection with the provision of the Billing and Collection Services hereunder. WCI will have the right to use the Licensed Property on each Page of an End User’s bill that contains Publisher’s charges. Publisher will provide WCI with a photo-quality reproduction of its logo for printing on the End User bill. In addition, WCI will have the right to use the Licensed Property in connection with any informative message to the End User defining the relationship between WCI and Publisher as well as any mailing insert that may be agreed upon by WCI and Publisher and included by WCI from time to time in its bills to End Users to update End Users in regard to Publishing Services or billing therefor. Subject to Section 3.3, WCI shall comply with Publisher’s reasonable branding requirements as in effect from time to time with respect to the Licensed Property, provided, however, that Publisher hereby agrees to assume all direct costs of WCI as a result of any re-branding by Publisher.

Section 5.9 Billing Information. Publisher will provide to WCI in a timely manner all End User billing information necessary to permit WCI to provide the Billing and Collection Services (the “Billing Information”). Such information will be provided in a format that is mutually agreed upon by WCI and Publisher. In addition, in the event any reporting obligations or requirements are imposed upon WCI by any third party or Governmental Entity in connection with this Agreement or the Billing and Collection Services, each Party agrees to cooperate with the other Party, as reasonably requested, in complying with such obligations or requirements. Any such reporting obligations or requirements imposed upon WCI in connection with this Agreement or the Billing and Collection Services shall be at the expense of Publisher and at no cost to WCI.

Section 5.10 Adjustments. If an End User dispute regarding Publishing Services results in the necessity of an Adjustment, Publisher will inform WCI as soon as possible of the details of the Adjustment, including (1) description of Adjustment, including appropriate directory ABEC, (2) date of Adjustment, (3) amount of Adjustment (including applicable tax(es) in accordance with Section 10.1(d) herein), and (4) duration of Adjustment (whether a one-time Adjustment or an Adjustment in the monthly charge to the End User for Publishing Services). WCI shall have thirty (30) days to make the proper Adjustment in its End User bill.

Section 5.11 Dispute Increases. Publisher will use commercially reasonable efforts to minimize the volume of End User disputes regarding the Billing and Collection Services.

Section 5.12 Adjustment Activity Increases. Publisher will use commercially reasonable efforts to minimize the volume of Publisher’s Adjustment activity.

Section 5.13 File Copies; Retransmission. Publisher agrees to retain copies of all files transmitted or in any other fashion forwarded to WCI for a minimum of one hundred and eighty (180) days after the date of original transmission to WCI. Publisher further agrees to retransmit or re-forward files upon WCI’s reasonable request at no cost to WCI. Publisher will exercise commercially reasonable efforts to retransmit or re-send such files no later than ten (10) Business Days from receipt of a request from WCI. However, in the event WCI cannot receive the original transmission due to transmission system failure, improperly formatted data on the file or other reasons related to Publisher, Publisher will exercise commercially reasonable efforts to immediately retransmit the file upon correction of the problem causing the failure.

ARTICLE VI

PAYMENTS AND PRICES

Section 6.1 Calculation of Total Amount Due to Publisher. WCI shall remit to Publisher a total amount due for the Publishing Services billed pursuant to this Agreement (the “Total Amount Due to Publisher”), as further described in this Article VI. The Total Amount Due to Publisher shall be calculated in accordance with the following formula:

Total Amount Due to Publisher = A minus B minus C, where:

“A” equals the total amount of Publishing Services billed by WCI to End Users during the period in question;

“B” equals an allowance for Bad Debt equal to five percent (5%) (the “Bad Debt Allowance”) multiplied by A; and

“C” equals a fee of $0.80 per every invoice sent to each End User that includes a Billing Transaction during the period in question (the “Billing Cost”).

Section 6.2 Terms of Payment.

(a) Semi-Monthly Payment. WCI shall remit to Publisher the Total Amount Due to Publisher twice per month, on the fifteenth (15th) and the last day of each month during the term of this Agreement. The remittance made on the fifteenth (15th) day of each month shall cover all amounts billed from the first (1st) through the fifteenth (15th) day of the preceding calendar month. The remittance made on the last day of each month shall cover all amounts billed from the sixteenth (16th) through the last day of the preceding calendar month. Each remittance will be accompanied by a reconciling report substantiating the payment being made in the form of Exhibit-B hereto.

(b) Weekends and Holidays. Notwithstanding the provisions of subsection (a) above, if any payment date falls on a Saturday, Sunday or a non-working day of either the receiving or remitting bank (a “Holiday”), payment of the Total Amount Due to Publisher will be due as follows:

(i) If such payment date falls on a Sunday or on a Holiday that is observed on a Monday, the payment date shall be the first non-Holiday day following such Sunday or Holiday; and

(ii) If such payment date falls on a Saturday or on a Holiday that is observed on Tuesday, Wednesday, Thursday or Friday, the payment date shall be the last non-Holiday day preceding such Saturday or Holiday.

(c) Late Payment Penalty. If any portion of the Total Amount Due to Publisher is not received by the payment date as set forth in subsections (a) and (b) above, or if any portion of the Total Amount Due to Publisher is received in funds that are not immediately available, then a late payment charge shall be due. The late payment charge shall equal the result of multiplying the portion of the Total Amount Due to Publisher not received on or before the payment date by an amount equal to be lesser of (i) the highest interest rate allowed by applicable law and (ii) a daily percentage rate which, if compounded daily for a one year period, would result in a 6% per annum rate; in each case, compounded daily for the number of days from the payment date to and including the date that WCI’s payment is received. Any late payment will be separately remitted.

Section 6.3 Resources. Subject to Sections 3.10 and 3.11, WCI shall provide the resources it determines to be reasonably necessary in order to maximize the amount of Bad Debt recoveries and minimize the amount of Bad Debt relating to Publishing Services.

Section 6.4 Reconciliation of Bad Debt Allowance.

(a) Within thirty (30) days following the end of each calendar quarter during the term of this Agreement, WCI will provide Publisher with a written report of the actual Bad Debt experienced by WCI with respect to End Users for which collection efforts ceased pursuant to Section 3.10 during such preceding calendar quarter (the aggregate amount of such Bad Debt is referred to as the “Actual Bad Debt”).

(b) If the Actual Bad Debt for any calendar quarter exceeds (i) the Bad Debt Allowance in effect for such calendar quarter multiplied by (ii) the total amount of Publishing Services billed by WCI to End Users during such calendar quarter, then: (i) Publisher shall, within fifteen (15) days after WCI’s delivery of its analysis, deliver to WCI an amount equal to such excess and (ii) the Bad Debt Allowance for the then-current calendar quarter shall be adjusted for all remittances going forward to be an amount equal to the Actual Bad Debt for the preceding calendar quarter divided by the total amount billed by WCI for Publishing Services during such preceding calendar quarter.

(c) If (i) the Bad Debt Allowance in effect for any calendar quarter multiplied by (ii) the total amount of Publishing Services billed by WCI to End Users during such calendar quarter exceeds the Actual Bad Debt for such calendar quarter, then: (i) WCI shall, within fifteen (15) days after the delivery of its analysis, deliver to Publisher an amount equal to such excess and (ii) the Bad Debt Allowance for the then-current calendar quarter shall be adjusted for all remittances going forward to be an amount equal to the Actual Bad Debt for the preceding calendar quarter divided by the total amount billed by WCI for Publishing Services during such preceding calendar quarter.

Section 6.5 Payment Disputes. All disputes arising under this Article VI will be escalated through normal business procedures to the officer level of the respective Parties for their good faith negotiation and discussion for a period of not less than ten (10) days prior to commencement of any litigation.

Section 6.6 Audit.

(a) For purposes of this Section, an audit will mean a Publisher-requested comprehensive review performed by an independent auditor mutually agreed to by the Parties (hereinafter “Audit”) of the Billing and Collection Services. Such Audit may encompass one (1) or more departments, and will take place on Business Days during WCI’s normal business hours. Publisher may conduct one (1) Audit during each year of the term of this Agreement; provided, however, that if an Audit uncovers an aggregate discrepancy in excess of ten percent (10%) between the Total Amount Due to Publisher as reflected in reconciling reports contemplated by Section 6.2(a) and the Total Amount Due to Publisher for such periods as calculated in the Audit, then Publisher will be entitled to another Audit within that one (1) year period.

(b) Both Parties agree that the Audit will be limited to a statistically valid sample with a ninety percent (90%) confidence level and be further limited to the exact subject matter outlined in the written notification, as described in Section 6.6(c). All (i) WCI costs and expenses incurred during the Audit, including, but not limited to, investigative work, extraction of data and travel, masking, analyzing accounts, and (ii) costs and expenses associated with hiring a single independent auditor to perform the Audit and other Audit activities will be (x) borne by Publisher if the Audit uncovers an aggregate discrepancy of five percent (5%) or less between the Total Amount Due to Publisher as reflected in reconciling reports contemplated by Section 6.2(a) and the Total Amount Due to Publisher for such periods as calculated in the

Audit, (y) shared equally if the Audit uncovers an aggregate discrepancy of greater than five percent (5%) and less than ten percent (10%) between the Total Amount Due to Publisher as reflected in reconciling reports contemplated by Section 6.2(a) and the Total Amount Due to Publisher for such periods as calculated in the Audit and (z) by WCI if the Audit uncovers an aggregate discrepancy of ten percent (10%) or greater between the Total Amount Due to Publisher as reflected in reconciling reports contemplated by Section 6.2(a) and the Total Amount Due to Publisher for such periods as calculated in the Audit. Prior to performing an Audit, the independent auditor will be required to sign a joint non-disclosure agreement in a form mutually agreed upon between Publisher and WCI.

(c) To initiate an Audit, Publisher will provide WCI with written notice of its intent to Audit as well as the specific requirements of the Audit. Such requirements will identify:

(i) the exact Billing Service to be audited;

(ii) the desired start date;

(iii) the desired Audit location;

(iv) Publisher’s representatives; and

(v) specific materials to be reviewed, i.e.,

(1) number of accounts;

(2) type of accounts;

(3) Billing Transaction details; and

(4) time period of data to be reviewed.

(d) After the Parties have agreed on the specific details of an Audit, including all requirements, a detailed time and cost estimate will be prepared by WCI in accordance with the prices specified in Exhibit C hereto.

(e) The independent auditor will have the right, on behalf of Publisher, to review all such records and accounts as may, under recognized or generally accepted accounting practices, contain information on Publisher’s End User accounts and Billing and Collection Services. WCI will cooperate with all reasonable requests of the independent auditor and provide as promptly as reasonably practicable all information relevant to such request (subject to the other provisions of this Agreement including this Section 6.6). All information reviewed by the independent auditor shall be considered Confidential Information of WCI for purposes of Article XIII hereof. WCI will provide for review extracts or masked data containing information pertinent only to Publisher. WCI will not be required to provide for review any portions of source documents that contain information relating to other entities for which WCI is providing Billing and Collection Services.

(f) Upon completion of the Audit, corrective action, if any, will be initiated within thirty (30) days after the mutually agreed upon resolution.

Section 6.7 Certain Cost Increases. In the event of any Law or directive from a Governmental Entity that may cause WCI an increase in the cost of providing Billing and Collection Services, WCI reserves the right to allocate developmental costs associated with implementing the order across all affected customers and/or modify its rates for Billing and Collection Services retroactive to the effective date of such order or other directive. WCI will use commercially reasonable efforts to deliver to Publisher thirty (30) days’ advance notice of such increase in costs and other reasonable information relating to such order or other directive. In the event of such an increase in costs, Publisher reserves the right to terminate this Agreement (or, in the case of such Law or directive that applies solely to one or more of Publisher’s Service Areas, Publisher may terminate this Agreement with respect to such affected Service Area(s)) upon thirty (30) days’ written notice to WCI. Publisher must exercise its right to terminate this Agreement in accordance with this paragraph within ninety (90) days after Publisher’s receipt of notice from WCI of such increase in costs.

ARTICLE VII

BILLING ERRORS

Section 7.1 Notice of Billing Errors. Publisher and WCI agree to use commercially reasonable efforts to provide each other verbal notification promptly upon discovery of billing errors, followed by written notification within ten (10) Business Days thereafter. Such written notification will contain detailed information to aid in identifying the cause of the billing error and its correction. Without limiting the generality of the preceding sentences of this Section 7.1, Publisher will regularly monitor the status of its End User accounts receivable, and shall notify WCI in accordance with the preceding sentences of any Billing Transaction which has not been billed within sixty (60) days after the date referred to WCI for billing (a “Potentially Unbilled Transaction”).

Section 7.2 Correction of Billing Errors. WCI agrees to use commercially reasonable efforts to correct billing errors within thirty (30) days after notification (by Publisher) or discovery (by WCI). If meeting the thirty (30) day objective is not possible, WCI will notify Publisher in writing of the expected resolution date. In the event that WCI receives notice from Publisher of Potentially Unbilled Transactions pursuant to Section 7.1, WCI shall review its records with respect to each such Potentially Unbilled Transaction and, as applicable, (i) reprocess and bill the associated Billing Transaction if WCI determines that it did not previously bill such Potentially Unbilled Transaction in whole or in part or (ii) provide Publisher with a notice that amounts under such Potentially Unbilled Transaction were billed and have been due from the End User for a period of more than sixty (60) days. If WCI determines that an End User was billed, WCI shall provide Publisher with the dates and bill numbers indicating where such Potentially Unbilled Transaction was actually billed to the End User.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Failure to Perform. Subject to the limitations set forth in Article IX, and except as provided in Article X, each Party will indemnify (the “Indemnifying Party”) and hold harmless the other Party (the “Indemnified Party”) and its directors, officers, employees, affiliates, agents and assigns from and against any and all Losses directly or indirectly based upon, arising from or resulting from such Party’s breach in the performance of any of its obligations under this Agreement.

Section 8.2 Additional Publisher Indemnification. Publisher will, except to the extent directly attributable to WCI’s gross negligence, fraud or willful misconduct, indemnify and hold harmless WCI, from and against any Losses awarded to or assessed by third parties, directly relating to or arising out of WCI’s billing or collection of Publisher’s Billing Transactions, including, but not limited to, claims of End Users and claims, complaints or proceedings of any Governmental Entity (it being agreed and understood by the Parties that no indemnification will be required under this Section 8.2 for Losses arising out of any claims asserted against WCI for its billing, collection or other business activities generally which are not specifically attributable to WCI’s billing or collection of Publisher’s Billing Transactions).

Section 8.3 Process. The Indemnified Party will notify the Indemnifying Party promptly in writing of any written claims, lawsuits or demands by third parties for which the Indemnified Party alleges that the Indemnifying Party is responsible under this Article and, at the request of the Indemnifying Party, tender the defense of such claim, lawsuit or demand to the Indemnifying Party. The Indemnified Party also will cooperate in every reasonable manner with the defense or settlement of such claim, demand or lawsuit.

Section 8.4 Settlement. The Indemnifying Party will not be liable under this Article for settlements by the Indemnified Party of any claim, demand or lawsuit unless the Indemnifying Party has approved the settlement in advance, such approval not to be unreasonably conditioned, withheld or delayed, or unless the defense of the claim, demand or lawsuit has been tendered to the Indemnifying Party in writing and the Indemnifying Party has failed promptly to undertake the defense.

Section 8.5 Subscriber Information. Under the terms of this Agreement, WCI may provide to Publisher certain information regarding WCI’s subscribers. Publisher agrees to defend, indemnify and hold WCI harmless from and against any Losses, regardless of theory, arising out of or related to the release of any subscriber information by WCI to Publisher that is not released by WCI to its other billing and collection customers.

ARTICLE IX

LIMITATION OF LIABILITY; LIMITATIONS PERIOD

Section 9.1 Limitation of WCI Liability. WCI’s total liability for breach, non-performance or inadequate performance of its obligations hereunder and Publisher’s sole and exclusive remedy for any loss, cost, claim, injury, liability, or expense, including reasonable attorneys’ fees (collectively, “Losses”), regardless of theory, will be limited to the lesser of the amounts paid by Publisher to WCI hereunder, or the amount of actual damages incurred.

Section 9.2 WCI assumes no liability for, and Publisher will be solely responsible and liable with respect to, the accuracy of Billing Transactions submitted by Publisher and provided by Publisher to WCI for billing. Notwithstanding anything in this Agreement to the contrary, in no event will WCI be liable for any errors or Losses caused by any inaccurate or incomplete Publisher instructions, whether written or verbal, associated with Publisher-requested changes, or by Publisher’s failure to comply with its obligations under Article V.

Section 9.3 Limitation of Publisher Liability. Publisher’s liability to WCI (as distinct from Publisher’s obligation to pay for Billing and Collection Services provided pursuant to this Agreement) for any Losses, regardless of theory, will be limited to the amount of actual damages incurred by WCI (including, without limitation, any indirect damages payable by WCI to a third party).

Section 9.4 Mutual Limitation of Liability. In no event will either Party be liable to the other for any claim or cause of action requesting or claiming any incidental, consequential, special, indirect, statutory, punitive or reliance damages. Any claim or cause of action requesting or claiming such damages is specifically waived and barred, whether such damages were foreseeable or not or a Party was notified in advance of the possibility of such damages. Damages prohibited under this Agreement will include, without limitation, damage or loss of property or equipment, loss of profits, revenues or savings, cost of capital, cost of replacement services, opportunity costs and cover damages.

Section 9.5 Disclaimer. WCI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY BILLING AND COLLECTION SERVICES PROVIDED HEREUNDER, EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN. WCI SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR TITLE OR NON-INFRINGEMENT.

Section 9.6 Limitations Period. Claims made under this Agreement will be subject to the following limitation periods:

(a) No claim arising from WCI’s failure to bill a Billing Transaction, or failure to properly bill a Billing Transaction, to an End User may be asserted more than twelve (12) months after the Billing Transaction was or should have been billed.

(b) No other claim or demand under this Agreement or any other demand or claim with respect to this Agreement may be made or brought by either Party more than eighteen (18) months after the date of the event that gave rise to the demand or claim, except that: (1) the limitation period herein will not apply to claims for revenue due Publisher from its End Users to the extent WCI has collected and retained such revenue; (2) a demand or claim for indemnification under Article VIII may be made or brought by a Party for one year after the accrual of the cause of action for indemnity; and (3) any claim in the nature of fraud or concealment may be brought within one year of discovery of the existence of such fraud or concealment.

Section 9.7 Applicability to Taxes. The provisions of this Article IX shall not apply to tax matters, which are governed by Article X of this Agreement.

ARTICLE X

TAXES

Section 10.1 General Provisions.

(a) Publisher will be liable for all Publisher Taxes. However, Publisher will not be liable for any taxes imposed on or measured by the income or net worth of WCI attributable to fees or expenses payable by Publisher hereunder.

(b) Publisher understands and agrees that WCI is solely providing Billing and Collection Services with respect to the billing and collection of amounts owed to Publisher by End Users and Publisher Taxes hereunder. WCI will not report these billings as its own receipts for gross receipts tax purposes or any other tax purpose. WCI will have no responsibility for the preparation or filing of returns or payments of Publisher Taxes other than as required by Law. WCI will not retain or be entitled to receive from Publisher any statutory fee or share of Publisher Taxes to which the Person collecting such Publisher Taxes is or may be entitled under applicable Law.

(c) Publisher will be solely responsible for the computation, reporting and payment of all Publisher Taxes and surcharges applicable to the services provided by Publisher to its End Users and will be solely responsible for separately identifying the applicable Taxes for its End Users. Where applicable, Publisher agrees to populate the appropriate indicators to advise WCI that the Billing Transaction is tax-exempt or that all applicable taxes have been included in the Billing Transaction amount or submitted in a separate Billing Transaction. WCI assumes no liability for any Publisher-calculated and applied taxes with respect to Billing Transactions or on any taxes applied to Adjustments of Billing Transactions.

(d) Any communications from End Users relating to Publisher Taxes will be the responsibility of Publisher. Publisher will respond promptly to all complaints lodged by End Users regarding Publisher’s treatment of Publisher Taxes. All determinations as to the removal, addition or adjustment of Publisher Taxes to be billed to End Users will be the responsibility of Publisher. To the extent Adjustments are made by Publisher with respect to Publishing Services billed by WCI under this Agreement, such Adjustments will include all applicable federal, state and local taxes or tax-related items. All communications with taxing authorities regarding Publisher Taxes applicable to Publisher’s transactions will be the responsibility of Publisher. Any communication WCI receives from an End User or taxing authority regarding Publisher Taxes will be referred promptly to Publisher.

(e) In the event any applicable Laws direct a change to the billing or reporting of taxes, or bill presentation of taxes, and such change necessitates a billing system modification, Publisher will be required to pay for such modification.

(f) In the event that Publisher has requested a change in Publisher Tax procedures and no change has been implemented due to the inability of WCI and Publisher to agree upon Publisher reimbursing WCI for the cost of such changes, any audit assessment related thereto will not be deemed to be a willful or negligent failure of WCI to perform its contractual obligations hereunder.

(g) Publisher will be liable for all applicable Service Taxes. However, Publisher will not be liable for any Service Taxes imposed on or measured by the net income or net worth of WCI. The cost of Service Taxes is not part of the price agreed upon for Billing and Collection Services under this Agreement and will be in addition thereto.

(h) All audit adjustments to Service Taxes, associated interest and penalties will be the liability of Publisher. Should any federal, state or local jurisdiction determine that any such additional Service Taxes are due by WCI as a result of WCI’s performance of any obligation under this Agreement, WCI will notify Publisher within ten (10) days after WCI receives a formal assessment from such taxing jurisdiction for any additional Service Taxes. Publisher will have the opportunity to advise WCI in the response to such assessment. Absent receipt of a written response within ten (10) days after mailing of the notice, WCI may elect at its sole discretion to pay the assessment and obtain reimbursement from Publisher. Publisher will pay WCI within thirty (30) days after the date WCI provides Publisher a copy of such assessment and payment.

(i) In the event WCI notifies Publisher of an assessment and Publisher wishes to appeal such assessment, WCI agrees to reasonably cooperate with Publisher in any defense of such claim or liability by: (1) providing documentation in its possession and control that is reasonably related to the provision of Billing and Collection Services and for which a claim of indemnification is made by WCI hereunder, (2) making personnel available as is reasonably necessary for deposition or testimony at the trial or hearing in any action brought for which a claim for indemnification is made by WCI hereunder, and (3) authorizing Publisher to defend in and for the name of WCI any action brought by a taxing jurisdiction regarding the Service Taxes. All reasonable costs and expenses incurred by WCI in the provision of these and other requested services will be at the expense of Publisher, including the payment of any tax, interest and penalties necessary to pursue an appeal against an audit assessment.

Section 10.2 Taxes - Indemnity and Recourse.

(a) Publisher will indemnify, hold harmless, and defend (at Publisher’s expense) WCI from any Publisher Tax, and any Losses associated therewith, relating to or arising out of Publisher’s failure (to the extent not attributable to a negligent act or omission of WCI ) to timely pay any Publisher Tax or file any return as required by Law or to comply with any applicable tax Laws, in accordance with this Agreement. In the event WCI is assessed any Publisher Taxes imposed by reason of this Agreement, Publisher will be liable for all such taxes and the cost of defending such assessment.

(b) The obligation of WCI and Publisher with regard to any indemnity or reimbursement pursuant to this Section 10.2 will expire upon the later of thirty (30) days after: (1) the expiration of all applicable statutes of limitations on any potential or actual obligation or liability of WCI and/or Publisher, (2) the entry of a non-appealable final order in a court of law or administrative agency in any action brought which claims or alleges that WCI or Publisher owes any such taxes to the taxing jurisdiction, or (3) payment to the taxing jurisdiction under an agreement entered into with such taxing jurisdiction in full settlement for any and all liabilities which are, or may be alleged to be, due and payable with respect to this Agreement.

ARTICLE XI

TRANSFER OF L.M. BERRY FUNDS

Section 11.1 L.M. Berry. WCI will transfer to Publisher any revenues received by WCI or its Affiliates with respect to services performed on or after the Effective Date pursuant to that certain Master Directory Services Agreement, dated September 1, 2001, by and between Valor Telecommunications Enterprises, LLC and L.M. Berry and Company, as amended (the “L.M. Berry Contract”).

Section 11.2 Timing of Transfer. All amounts collected by WCI in a given month pursuant to Sections 11.1 shall be paid to Publisher no later than the fifteenth (15th) day of the next month, pursuant to such method of payment as shall be mutually agreeable to the Parties.

ARTICLE XII

TERM AND TERMINATION OF AGREEMENT

Section 12.1 Term. This Agreement will become effective on the Effective Date and will continue in effect until the third (3rd) anniversary thereof (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive one (1)-year periods (each a “Renewal Term”) thereafter, up to a maximum of two (2) Renewal Terms, unless the Publisher notifies WCI in writing at least sixty (60) days prior to the expiration of the Initial Term or of any Renewal Term that it does not wish to renew this Agreement for a subsequent term. Both Parties hereby agree that, if WCI provides notice to Publisher within fifteen (15) days following the commencement of any Renewal Term that WCI’s costs of providing the Billing and Collection Services have increased, which notice shall set forth in detail a list of such increased costs, then Publisher and WCI shall negotiate in good faith to reach a mutually satisfactory arrangement with respect to pricing for the Billing and Collection Services to which such increased costs relate.

Section 12.2 Termination by Publisher. Publisher may (i) terminate this Agreement for convenience and without penalty upon no less than thirty (30) days’ prior written notice to WCI and (ii) subject to Section 14.1, immediately terminate this Agreement in the event of any willful failure of WCI to pay, on any applicable date, the full amount of the Amount Due to Publisher pursuant to Article VI or the L.M. Berry Funds pursuant to Article XI; provided that Publisher will provide WCI with prompt notice of its election to terminate this Agreement pursuant to this clause (ii). Notwithstanding anything to the contrary in this Agreement, if Publisher terminates this Agreement under this Section 12.2, Publisher will pay all of WCI’s costs incurred in terminating the Billing and Collection Services and effecting the transition of the Billing and Collection Services to Publisher or Publisher’s designated provider.

Section 12.3 Termination by WCI. In the event of an order from a Governmental Entity that requires WCI to no longer provide the Billing and Collection Services to Publisher in any state or Service Area, WCI may immediately terminate this Agreement with respect to the affected state or Service Area; provided, however, that WCI will, in good faith and using commercially reasonable efforts, object to and attempt to prevent the implementation of any such order and will solicit advice from Publisher regarding how to prevent such order.

Section 12.4 Breach.

(a) A failure by either Party to perform any material agreement, obligation or covenant in this Agreement (other than billing errors subject to Article VIII, where the correction of such billing error in accordance with such Article is in process) that is not cured within thirty (30) days after written notice thereof from the other Party (unless a shorter or longer period is expressly set forth herein) will be deemed to be a default.

(b) If a breach is capable of remedy, a Party may cure such breach by taking all of the following steps prior to the end of the applicable cure period: (1) notifying the non-breaching Party, in writing, that the breaching Party wishes to cure the breach and continue the Agreement; (2) terminating any breaching acts, omissions or behaviors; (3) correcting any existing breaches, including, but not limited to, paying any charges due under this Agreement; and (4) providing security reasonably satisfactory to the non-breaching Party, such as a performance bond in an appropriate amount. Any material breach must be cured expeditiously and within the applicable cure period set forth in Section 12.4(a) hereof.

(c) In addition to all other rights and remedies provided herein or at law or equity, the non-defaulting Party will have the right to terminate this Agreement in whole or in part, without any further obligation to the other (except the discharge of obligations incurred prior to the effective date of termination).

(d) The provisions of this Section 12.4 shall not apply to any willful failure of WCI to pay, on any applicable date, the full amount of the Amount Due to Publisher. Any such failure shall be governed by the provisions of subclause (ii) of Section 12.2.

Section 12.5 Transition. The Parties agree that upon termination or expiration of this Agreement they will exercise commercially reasonable efforts to effect the transition of the Billing and Collection Services, at Publisher’s sole cost and expense, to Publisher or Publisher’s designated provider. WCI agrees to bill for Billing Transactions that WCI determines to have been in the billing system as of the date of termination or expiration. Unless otherwise agreed by the Parties, WCI will continue to provide such transition Billing and Collection Services for an interim period, not to exceed twelve (12) months from the date of termination or expiration. Publisher will pay WCI for all Billing and Collection Services provided to Publisher during such transition period in accordance with the payment terms set forth in this Agreement.

ARTICLE XIII

PROPRIETARY AND CONFIDENTIAL INFORMATION

Section 13.1 Use and Disclosure of Confidential Information. WCI and Publisher agree to hold all Confidential Information of the other party in the strictest confidence and will use the Confidential Information of the other party solely for the purposes of performance of this Agreement unless otherwise authorized in writing by the other Party. Neither Party will disclose such Confidential Information of the other party to anyone except (i) its employees, agents, consultants or subcontractors to whom disclosure is necessary for the purposes set forth in this Agreement or (ii) as required by Law (and the Party that is required to make such disclosure will first notify the other Party of such disclosure obligation). Each Party will appropriately notify each employee, agent, consultant and/or subcontractor to whom it provides such Confidential Information that such information is provided in confidence and must be kept in confidence in accordance with this Agreement.

Section 13.2 Ownership of Confidential Information. All Confidential Information, unless otherwise specified in writing, will remain the property of the disclosing Party. Confidential Information will not be reproduced except to the extent necessary to accomplish the purpose and intent of this Agreement, or as otherwise may be permitted in writing by the disclosing Party. In the event the disclosing Party grants the other Party permission to copy Confidential Information, the Party seeking such permission agrees that each such copy will contain and state the same confidential or proprietary notices or legends that appear on the original. Except as otherwise specifically provided in this Agreement, nothing in this Agreement will be construed as granting any right or license under any copyrights, inventions or patents now or hereafter owned.

Section 13.3 Items not Confidential Information. The obligations imposed in Section 13.1 will not apply to any information that:

(a) is or becomes publicly available other than through disclosure by the recipient Party;

(b) becomes available to the recipient Party from a third party who is under no restriction with respect to disclosure of such information;

(c) is independently developed by the recipient Party; or

(d) is communicated by the recipient Party to a third party with express written consent of the disclosing Party.

ARTICLE XIV

FORCE MAJEURE

Section 14.1 Force Majeure. In no event will either Party be liable to the other for any delay or other failure to perform hereunder that is due to: (i) the other Party’s unreasonable delay in supplying or failure to supply information, materials or services expressly provided for under the terms of this Agreement; or (ii) occurrences or circumstances beyond such Party’s reasonable control (including epidemic, riot, unavailability of resources due to national defense priorities, war, armed hostilities, strike, walkouts, civil disobedience, embargo, fire, flood, drought, storm, pestilence, lightning, explosion, power blackout, earthquake, volcanic eruption or any act, order or requirement of a regulatory body, court or legislature, civil or military authority, foreseeable or unforeseeable act of God, act of a public enemy, act of terrorism, act of sabotage, act or omission of carriers or other natural catastrophe or civil disturbance) during the period and to the extent that such extraordinary condition delays, impairs or prevents such Party’s performance (each, a “Force Majeure Condition”). If either Party fails to perform any of its obligations hereunder as a result of a Force Majeure Condition and the other Party’s performance of its obligations hereunder are conditioned upon the first Party’s performance, then, notwithstanding anything in this Agreement to the contrary, the other Party’s performance will be excused (including payment obligations) until such time as the first Party has performed those obligations prevented by the Force Majeure Condition.

Section 14.2 Termination for Force Majeure. If any such Force Majeure Condition occurs and results in a delay or failure in performance of any part of a Party’s obligations under this Agreement for more than sixty (60) days, the other Party may, by written notice given to the Party whose performance was delayed or who failed to perform, immediately terminate that part of this Agreement that will be affected by such delay or failure to perform, without penalty.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Exhibit may be amended only by agreement in writing of the Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by both Parties and then only to the specific purpose, extent and instance so provided. No failure on the part of either Party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

Section 15.2 Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable by one Party without the express prior written consent of the other Party; provided, however, that: (i) either Party may assign this Agreement to any of its Affiliates upon written notice to the other Party without the consent of the other Party if the assigning Party requires such Affiliate to agree in writing to assume this Agreement as then in effect and the assigning Party remains liable for its obligations hereunder; (ii) WCI may assign its rights or delegate its obligations under this Agreement in connection with any subcontracting or outsourcing of its obligations hereunder, provided that WCI also subcontracts or outsources to such subcontractor all similar obligations that it performs on behalf of itself and its Affiliates; (iii) a Change of Control of either Party hereto will not be deemed to be an assignment of this Agreement, provided that if the relevant Party is no longer directly bound as a party to this Agreement (e.g., because the Change of Control is a sale or transfer of assets or is the result of a transaction pursuant to which the successor, surviving or acquiring entity does not automatically succeed to the obligations of such Party by operation of law), the successor, surviving or acquiring entity is required to agree in writing (whether as a provision of the acquisition agreement pursuant to which the other Party is made a third-party beneficiary hereof or in a separate agreement) to assume this Agreement under substantially similar terms as the Agreement as then in effect; (iv) WCI and Publisher shall each be entitled to assign this Agreement and their respective rights and obligations hereunder to their respective lenders for collateral security purposes, so long as Publisher or WCI, as the case may be, remains liable for its obligations hereunder; and (v) Publisher may assign this Agreement with respect to one or more Service Areas to any person (other than Affiliate of Publisher) upon written notice to WCI, so long as the aggregate number of such assignees does not exceed five (5) and Publisher requires each such assignee to agree in writing (whether as part of the acquisition agreement with Publisher that provides for WCI to be a third party beneficiary or in a separate agreement) to assume this Agreement (in which case Publisher will have no further rights or obligations under this Agreement with respect to such Service Area(s)).

Section 15.3 Notices and Demand.

(a) Except as otherwise provided under this Agreement, all notices, demands or requests which may be given by a Party to the other Party will be in writing and will be deemed to have been duly given on the date delivered in person, date faxed or deposited, postage prepaid, in the United States mail and addressed as follows:

If to Publisher, addressed to:

Windstream Yellow Pages, Inc.

100 Executive Parkway

Hudson, Ohio 44236

Facsimile: (330)-655-4471

Attention: John Fischer, Esq., General Counsel

with copies to (which will not constitute notice):

Welsh, Carson, Anderson & Stowe

320 Park Avenue

Suite 2500

New York, NY 10022

Facsimile: (212) 893-9575

Attention: John Almeida

Kirkland & Ellis LLP

153 East 53rd Street

New York, NY 10022-4611

Facsimile: (212) 446-4900

Attention: Michael Movsovich, Esq.

If to WCI, addressed to:

Windstream Communications, Inc.

4001 Rodney Parham Road

Little Rock, AR 72212

Facsimile: (501) 748-7400

Attention: Brent Whittington

with a copy to (which will not constitute notice):

Windstream Communications, Inc.

4001 Rodney Parham Road

Little Rock, AR 72212

Facsimile: (501) 748-7400

Attention: John P. Fletcher, Esq.

(b) If personal delivery is selected as the method of giving notice under this Section, a receipt of such delivery must be obtained. The address to which such notices, demands, requests, elections or other communications is to be given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Agreement.

Section 15.4 Relationship of Parties. The relationship of the Parties will not be that of partners, agents, or joint venturers, and nothing contained herein will be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes. Each Party will be and remain an independent contractor and for no purpose will the employees or agents or any sub-contractor of one Party be construed to be an employee of the other Party in connection with the performance of this Agreement.

Section 15.5 Governing Law. This Agreement and the legal relations between the Parties will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

Section 15.6 Jurisdiction, Waiver of Jury Trial.

(a) Each Party hereby agrees and consents to be subject to the jurisdiction of any state or federal court having jurisdiction over the matter situated in Dallas, Texas, in any suit, action or proceeding seeking to enforce any provision of, or based on, any matter arising out of or in connection with this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 15.3 hereof. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal court having jurisdiction over the matter situated in Dallas, Texas, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.6(b).

Section 15.7 Lawfulness of Agreement. This Agreement and the Parties’ actions under this Agreement will comply with all applicable Laws. If a court or Governmental Entity with proper jurisdiction determines that this Agreement, or a provision of this Agreement, is unlawful, this Agreement, or that provision of this Agreement, will terminate. If a provision of this Agreement is so terminated but the Parties legally, commercially and practicably can continue this Agreement without the terminated provision, the remainder of this Agreement will continue in effect.

Section 15.8 Successors and Assigns; No Third Party Beneficiaries. This Agreement is binding upon and will inure to the benefit of each Party and their respective successors or permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person or Governmental Entity any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 15.9 Headings. The headings in this Agreement are for convenience and will not be construed to define or limit any of the terms herein or affect the meaning or interpretation of this Agreement.

Section 15.10 Entire Agreement. This Agreement, and any Exhibits attached hereto, constitutes the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior understandings, oral or written representations, statements, negotiations, proposals and undertakings with respect to the subject matter hereof. The above referenced Exhibits are attached hereto and incorporated herein by reference.

Section 15.11 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above.

WINDSTREAM COMMUNICATIONS, INC.

By:	/s/ John P. Fletcher
	Name:	John P. Fletcher
	Title:	Executive Vice President & General Counsel

WINDSTREAM YELLOW PAGES, INC.

By:	/s/ John S. Fischer
	Name:	John S. Fischer
	Title:	Interim General Counsel

EXHIBIT A

BILLING AND COLLECTION SERVICES AND OPERATING PROCEDURES

I.	Billing Services and Operating Procedures

A. Billing System. WCI will provide Billing Services pursuant to its billing system as in effect from time to time. At the Effective Date, the billing system shall be CAMS. Publisher shall provide the billing feed and all data inputs to the billing system in the format that conforms with and is compatible with WCI’s standard requirements as in effect from time to time. WCI reserves the right to modify the billing system as it deems necessary to perform its billing functions for its customers and WCI shall provide reasonable advance notice (not less than 60 days) prior to implementing any modification to its billing system that would require Publisher to modify its billing feed and other data inputs contemplated herein. If WCI makes a definitive decision to replace CAMS with a new billing system, WCI will promptly notify Publisher in writing.

B. Publisher Deliverables. Publisher will provide the following deliverables on a monthly basis as follows:

(1) No later than 15 days prior to last day of the month preceding publication, list of all directories and related unique ABECs (ASOCs).

(2) No later than 10 days prior to the last day of each month, the billing feed. The billing feed must contain all vital billing information for all directories publishing in upcoming month, as well as monthly billing for all active directories including Publisher approved adjustments. The billing feed shall be in an electronic format acceptable to WCI’s billing system containing, at a minimum, the following information for each Billing Transaction.

•	Directory name

•	Directory ABEC

•	End User billing telephone number (BTN)

•	End User account number

•	End User name

•	Transaction date

•	Description of transaction and charges

•	Gross billing amount (to include all taxes and multiple advertising items in one amount per directory per End User)

•	Discounts

•	Net billing amount

Any taxes to be billed to End Users shall be added to the advertising amounts to result in one “gross” billing amount per directory per End User. Multiple advertising items shall be added together to result in one “gross” billing amount per directory per End User.

C. Billing Rejects. WCI will notify Publisher of any billing records rejected from the billing system on the initial transmission (billing feed) pursuant to the Billing Feed Reject Report.

Publisher agrees that WCI will use the BTN as the control key to match the Publisher Billing Transactions with WCI’s billing information contained in the billing system for local telephone and other services provided to the same End User. Accordingly, if WCI includes the Publisher’s Billing Transactions in WCI’s bill for the End User in the billing system with the same BTN as provided in the Publisher’s billing feed, WCI shall be deemed to have discharged its obligations to bill such Billing Transaction, without regard to whether the End User information in the billing system does not match other information provided in the billing feed (including, without limitation, the User Name or Billing Address). WCI will work with the Publisher to attempt to correct any rejects and will provide any information reasonably requested by Publisher to resolve such rejects, but it shall be the responsibility of Publisher to research, correct and re-submit rejected Billing Transactions in the billing feed for the next billing cycle for the affected End Users. If a reject error cannot be corrected via a re-submission of the billing feed, then WCI agrees to make corrections in the WCI systems within 5 days of receiving such correction information from Publisher.

D. Regarding Section 3.9, if any Billing Information is determined to be lost, damaged or destroyed by WCI as a result of its preparation and mailing to End Users of bills hereunder, WCI shall, if reasonably practicable, identify the lost End Users and estimate the amount to be billed for each End User for purposes of any rebilling under Section 7.2, subject to Publisher’s prior review and approval of the amount to be rebilled.

E. Regarding Section 4.1, there will be no initial set-up charge for ABECs in existence at Effective Date or ABECs that are set up for a directory no more than once per year as part of the normal annual billing process. For all other ABECs required by Publisher, WCI shall charge an initial set up charge of $75.00 per ABEC.

F. Regarding Section 5.10, WCI shall not make any adjustments to End User accounts without Publisher’s prior written authorization. Except as provided in III.B and unless otherwise agreed by WCI, Publisher shall communicate all Adjustments to WCI through the billing feed. For all authorized Adjustments, WCI shall have thirty (30) days after receiving such authorization to make the proper Adjustment in its End User bill. WCI agrees to work with Publisher to develop a mutually agreeable procedure to allow Publisher to provide updates for adjustments to End User accounts in a timely manner during the interim periods between regular billing feeds through either (i) an interim (electronic) adjustment feed or (ii) the Support Group discussed below in III.B.

G. At no cost to Publisher, WCI will provide the CAMS daily extract (including any related design, development, testing and deployment services) to Publisher, in such format as may be mutually agreed by Publisher and WCI on or about the Effective Date. Any future changes to the CAMS daily extract required by Publisher shall be performed by WCI at Publisher’s expense pursuant to the terms of the Services Agreement between the parties dated October 4, 2007 (the “Services Agreement”). WCI will provide directory account history (as defined in the aforementioned CAMS extract) as requested by Publisher.

H. Following completion of the work described in Statement of Work 5229 under the Services Agreement: (i) WCI shall reconcile the billing files submitted by Publisher (which indicate what should be billed to End Users) with the actual amounts billed to ensure that all End

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User accounts are billed in accordance with the scheduled billing cycles; and (ii) WCI shall provide Publisher with a written reconciliation report for each billing cycle.

I. WCI shall post all returned payments and credit card returns.

J. WCI shall collect advance payments from Publisher’s End Users that relate solely to Publishing Services in accordance with Publisher’s credit policies, as the same may be modified from time to time with WCI’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. WCI shall remit such advance payments to Publisher as part of the collection settlement process. WCI will not apply any such advance payments to End Users’ telephone service accounts. WCI shall apply all such advance payments against the relevant End User’s receivable balance.

K. WCI shall use reasonable efforts to investigate and resolve all missing or misapplied payments.

L. All late fees received from any End User will be applied first to the late fees, if any, owing by such End User to WCI with respect to services of WCI and its Affiliates. In the event an End User submits a partial payment of an invoice billed by WCI, such payment shall (unless the End User expressly provides contrary instructions) be applied first to amounts owing by such End User under the invoice in question to WCI with respect to services of WCI and its Affiliates.

II.	Collection Services and Operating Procedures

A. Regarding Section 3.11, WCI shall notify Publisher in writing of any changes in its collection procedures which would reasonably be likely to result in higher Bad Debt for Publisher.

B. WCI will collect payments from End Users pursuant to its standard procedures and the Agreement.

III.	Reporting

A. WCI Reports. WCI will provide to Publisher the same Billing and Collection activity reports produced as of the Effective Date by WCI in an electronic format to be mutually agreed by the parties, the following:

(1) Payment report as described on Exhibit B.

(2) Billing feed reject report listing of all unbillable records for the billing period (within four days after receipt of each billing feed from Publisher) containing, at minimum, the following information:

•	BTN (telephone number)

•	Reject reason

(3) End user report(s) (daily basis) – One or more End User reports will contain, at minimum, the following information, by customer and by publication:

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•	BTN (telephone number)

•	Payments/adjustments

•	Billed amounts

•	Ending balance

•	Aging

(4)	Write-off report listing all written off amounts for the billing period in electronic format agreed on by WCI and Publisher (Semi-monthly).

(5)	Actual Bad Debt Report contemplated by Section 6.14(a) (Quarterly).

(6)	Any other reports regularly generated prior to the Effective Date by CAMS for the Publisher that are identified by Publisher and agreed upon by WCI within 30 days after the Effective Date.

B. WCI will work with Publisher to provide a Support Group as to perform Support Services, as follows:

(1)	WCI shall hire not more than 12 employees who will be dedicated to performing the Support Services during the term of this Agreement. The Support Group shall initially consist of 8 individuals as of the Effective Date; thereafter, the exact number of Support Group employees shall be determined from time to time by Publisher following consultation with, and upon prior notice to, WCI.

(2)	The Support Group will be available at a location determined by WCI during normal business hours to perform the following Support Services:

Access to specified systems (CAMS, DCRIS, Docushare, DSMP, RVS, Crystal) to perform routine daily maintenance on customer accounts as requested by Publisher. The Support Group will be authorized to make adjustments to customer accounts upon the verbal authorization of Publisher employees at agreed-upon schedule of authorization. WCI shall have no liability to Publisher for adjustments and other actions taken in good faith upon the foregoing authorizations.

(3)	Publisher shall pay WCI an amount equal to: (i) $3,000.00 per month plus (ii) 115% of the direct pass-through cost (i.e., gross wages plus benefit contribution, if any) for each Support Group employee, which amount will be included and payable as part of the semi-monthly billing and collection fee.

WCI will provide appropriate detail to support the semi-monthly billing for Support Group Employees.

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(4)	WCI shall work with Publisher so that the Support Group performs the Support Services according to the Windstream Support Group Service Level Agreement for Billing And Collections, which is attached hereto as Exhibit D.

IV.	Miscellaneous

A. Publisher shall provide to WCI an IRS form W9 on the Effective Date and will maintain a correct W9 on file with WCI at all times during the term of the Agreement. The Publisher agrees to accept electronic funds transfers for the transfer of all funds from WCI to Publisher.

B. Regarding section 12.5, the Parties agree that upon termination or expiration of this Agreement WCI shall provide Publisher with a cost estimate in reasonable detail for such transition prior to commencing any work for which WCI intends to charge Publisher.

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EXHIBIT B

PAYMENT REPORT

WCI will provide a twice-monthly payment report to the Publisher in a format that shall be mutually agreed upon and contain, at a minimum, the following information:

•	Aggregate gross amount billed to all End Users for Publishing Services during the report billing period;

•	Calculation of Bad Debt Allowance for the report billing period;

•	Calculation of Billing and Collection fee for the report billing period; and

•	Net amount due publisher.

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[Additional Exhibits Omitted]

EXHIBIT D

WINDSTREAM SUPPORT GROUP SERVICE LEVEL AGREEMENT

FOR BILLING AND COLLECTION SERVICES

Service Level Agreement

Between

Local Insight Yellow Pages, Inc.

And

Windstream Communications,Inc.

For

Local Insight Yellow Pages – Billing and Collections

Support Group

Final Version

Service Level Agreement

Local Insight Yellow Pages– Billing and Collections Support Group

Final Verson

1.	INTRODUCTION		3
	1.1	Purpose of Document	3
	1.2	Scope	3
	1.3	Intended Readership	3
	1.4	Supporting Documents	4
	1.5	Period of Validity	4
	1.6	Changes to the Service	4
2.	PROFILE OF INVOLVED PARTIES		5
	2.1	Profile of LYP Billing, Credit and Collections Personnel	5
	2.2	Profile of WCI Support Group	5
3.	SUPPORT GROUP DELIVERY REQUIREMENTS		6
	3.1	CAMS Inquiries and Update Requests	6
	3.2	DCRIS Inquiries and Update Requests	6
4.	PERFORMANCE MEASUREMENT AND REPORTING		7
	4.1	Performance Metrics	7
	4.2	Reporting Requirements	7
5.	SUPPORT REQUIREMENTS		8
	5.1	Support Hours and Contact Information	8
	5.2	Support Procedures	8
	5.3	Incident Processing	8
	5.4	Incident Closure	8
	5.5	Incident Escalation	9
6.	DISPUTE RESOLUTION		10
	6.1	Burden of proof	10
7.	GLOSSARY OF TERMS		11

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1.	INTRODUCTION

1.1	Purpose of Document.

This document is the Service Level Agreement between Local Insight Yellow Pages, Inc. (“LYP”) and Windstream Communications, Inc. (“WCI”) for Support Group services to be provided by WCI to Windstream Yellow Pages (LYP) for the term of the Billing and Collections Agreement starting on Legal Day One effective November 30, 2007, or (“LD1”).

This document defines the following:

a.	Support Group services that WCI will provide to LYP
b.	performance metrics and reporting requirements
c.	support requirements including inquiry and update processing, closure and escalation
d.	the dispute resolution process.

1.2	Scope.

This SLA covers the following areas:

a.	inquires regarding information in DRCIS (service order system) and CAMS (billing system), both WCI applications that reside in the WCI data center that are operated and supported by WCI
b.	data entry update requests for both DCRIS and CAMS, including but not limited to:

- customer balances

- late fees

- disconnected accounts

- local to foreign billing splits

- print bill adjustments

- internet bill adjustments

- service order rejects

- customer information updates, e.g. address changes.

1.3	Intended Readership.

This document is intended to establish correct expectations, including performance metrics and performance targets, for:

a.	The service user: LYP billing, credit and collections personnel; and,
b.	The service provider: WCI personnel involved in providing Support Group services to LYP.

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1.4	Supporting Documents.

This document is based on the LYP/WIN Transition Services Agreement – Exhibit A: Final description of Services.

1.5	Period of Validity.

This Agreement will be in effect for the term of the Billing and Collections Agreement for shared customers starting on LD 1.

1.6	Changes to the Service.

Special requests that are outside the scope of this Agreement should be handled via the “New Idea” PCR process.

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2.	PROFILE OF INVOLVED PARTIES

2.1	Profile of LYP Billing, Credit and Collections Personnel.

The LYP Billing, Credit and Collections group located in Hudson, Ohio, requests access to DCRIS and CAMS to resolve customer billing issues. As this access will not be allowed by WCI on LD 1 and beyond, LYP has requested two types of support from WCI:

a.	daily extracts from DCRIS and CAMS to support LYP access to customer billing data; and
b.	a Support Group to perform DCRIS and CAMS inquiries and updates.

As the extracts may not be available on LD 1, the Support Group will be the only option available until such time as the extracts are available.

The LYP Billing, Credit and Collections personnel include:

-	LYP billing coordinators
-	LYP credit and collections representatives
-	LYP billing, credit and collections manager and assistant
-	LYP customer relations representatives.

2.2	Profile of WCI Support Group.

The WCI Support Group (WCI-SG) will be initially located in Charlotte, NC, and is being formed specifically to support LYP during the period covered by the Billing and Collection Agreement. The WCI-SG group will be staffed initially with 8 agents and 1 Supervisor to provide direction and oversight. The number of personnel may be adjusted based on workload and the cost to LYP correspondingly adjusted. They will work from 8 am to 5 pm, M – F, and will respond to both inquiries and data entry update requests.

WCI will be responsible for the hiring, training and performance of the WCI-SG. Performance will be measured against the expectations, standards and metrics included in this document and reported periodically as specified herein to LYP.

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3.	SUPPORT GROUP DELIVERY REQUIREMENTS

3.1	CAMS Inquiries and Update Requests.

a.	Service Type:	Support Group
b.	Deliverables:	Question and issue resolution
System updating via data entry
Screen shots of corrections (when indicated on the Billing Update Request Form)
c.	Timing:	Available during the term of the Billing and Collections Agreement starting on LD 1.
d.	Performance Metric:

- Responsiveness: changes requested via the Billing Update

     Request Form will be made the same day as requested and verified the following day.

     Requests generated after 4:00 p.m. E.S.T. are subject to cut-off and may be completed the same day or no later than the following business day.

- Accuracy: Changes requested via the Billing Update Request form will be measured against a 90% accuracy rate for the initial 45 days after LD1, and a 97% accuracy rate thereafter.

3.2	DCRIS Inquiries and Update Requests.

a.	Service Type:	Support Group
b.	Deliverables:	Question and issue resolution
System updating via data entry
Screen shots of corrections (requested via the Billing Update Request Form)
c.	Timing:	Available during the term of the Billing and Collections Agreement starting on LD 1.
d.	Performance Metric:

- Responsiveness: changes will be made the same day as requested and verified the following day

     Requests generated after 4:00 p.m. E.S.T. are subject to cut-off and may be completed the same day or no later than the following business day.

- Accuracy: Changes requested via the Billing Update Request form will be measured against a 90% accuracy rate for the initial 45 days after LD1, and a 97% accuracy rate thereafter.

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4.	PERFORMANCE MEASUREMENT AND REPORTING

4.1	Performance Metrics.

Metric	Measure	Target
Responsiveness	Incident closure	Same day as requested , subject to 4:00 p.m., E.S.T. cut-off 99% of the time for a rolling 30 day period
Accuracy	Correction confirmation	Day after requested 97% of the time for a rolling 30 day period

LYP will establish a tracking system to monitor requests, request resolution in terms of timeliness (i.e., responsiveness) and accuracy. The tracking system will include the following information:

-	Request #
-	Request Date
-	Completion Date
-	Completed Accurately (Y/N)
-	2nd Request Date (if applicable)
-	Completion Date (if applicable)
-	Completed Accurately (Y/N)
-	Etc. until the issue is resolved.

The information in the tracking system will provide the data required to track, monitor and report responsiveness and accuracy statistics.

4.2	Reporting Requirements.

a.	Monthly Reports

Reports providing the measurement data covering the previous 30 days for the metrics listed in section 3.1 and 4.1 will be provided by the LYP Billing and Collections manager to the manager of the WCI- SG monthly on the first day of the month or on the next business day following the first day of the month if the first day of the month falls on a weekend.

b.	Special Requests

The monthly reports described in section 4.2(a) are intended to allow LYP to monitor performance of the services being provided by WCI. Consequently, a report covering any 30 day period will be provided if requested by WCI for purposes of improving performance, but not more frequently than weekly.

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5.	SUPPORT REQUIREMENTS

5.1	Support Hours and Contact Information.

The services identified in section 2 will be fully supported 0800 – 1700 Eastern Standard Time Monday through Friday. This is known as the “Support Period.”

Requests will be submitted using the Billing Update Request Form created for use starting LD 1. This is necessary to allow LYP to track performance metrics. Incidents will be accepted via email at any time, but if received outside the supported hours there is no obligation to act upon the request until the next Support Period.

5.2	Support Procedures.

a. Problem Identification: Once a problem, inquiry or request has been identified, it should be e-mailed to the WCI-SG (see section 4.1above)

b. Incident Processing: Incidents will be resolved as described in sections 5.3 and 5.4

c. Incident Closure: Incidents will be closed as described in section 5.3 and 5.4

d. Incident Escalation: Unresolved incidents will be escalated as described in section 5.5.

5.3	Incident Processing.

a. Incident Priority: WCI –SG will assume that all requests must be resolved on the day submitted, subject to a 4:00 p.m., E.S.T. cut-off (per Section 3).

b. Incident Response: Once an incident has been reported it will be processed as follows

(i) Step 1: Assignment – The problem, inquiry or request will be assigned to one of the WCI-SG representatives

(ii) Step 2: Closure – Problems and inquiries will be worked until they are resolved. Requests will be worked until they are completed.

c. Incident Processing Timeframes: WCI-SG

will assume that all requests must be resolved on the day submitted, subject to a 4:00 p.m., E.S.T. cut-off. Those received after 4:00 p.m. will be completed no later than the next business day.

5.4	Incident Closure.

LYP will verify requests from the previous day have been resolved and corrections entered. The incident will be closed when LYP personnel can verify the changes in DCRIS or CAMS have been made.

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5.5	Incident Escalation.

When incident processing timeframes described in section 3 are not met, the originator or someone to whom they report either directly or indirectly may escalate the issue to the individual in the escalation level 1 position identified below. If the outcome of this escalation is unsatisfactory and/or the issue remains unresolved, the issue can be escalated again to the individual in the position corresponding to escalation level 2 in the escalation ladder below. This process will continue until the issue is resolved.

Escalation Level	Position
1	Supervisor of the WCI -SG
2	Person to whom the Supervisor of the WCI-SG reports - Financial Services Manager
3	Director, Financial Services
4	SVP of Customer Service

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6.	DISPUTE RESOLUTION

6.1	Burden of proof

In the event of a dispute, the burden of proof will be upon any party who is delinquent with respect to monitoring and reporting obligations covering the incident.

6.1	Remedies

This document in no way limits or expands remedies of LYP that are otherwise available to LYP in the Billing and Collection Agreement. The sole and exclusive remedy of LYP for failure by WCI to achieve the service levels in this document is to pursue the disputes resolution procedures set forth herein.

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7.	GLOSSARY OF TERMS

7.1	Responsiveness

Responsiveness measurements will report on the quality of the CSR team’s responsiveness, their readiness and reacting to providing results from inquiries within the established timeliness and objectives.

7.2	Accuracy

Accuracy measurements will report on the quality of results from inquiries being true and correct, and free from errors or defects.

7.3	Support Procedures

Support Procedures means services provided by WCI including but not limited to receiving requests on the Billing Update Request form from the LYP Billing, Credit and Collections function and customer relations function; error diagnosis and troubleshooting; providing resolutions, and answers based on the nature, scope and complexity of the issue; and documenting the actions taken. Support Procedures shall also include maintaining the current status of pending issues.

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